Exhibit 99.1

Press Release

Media Relations Mike Jacobsen, APR +1 330-490-4498 michael.jacobsen@dieboldnixdorf.com	Investor Relations Chris Sikora +1 330-490-4242 christopher.sikora@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:

Aug. 11, 2023

Diebold Nixdorf Officially Emerges from Financial Restructuring, Shares Relisting on NYSE Beginning Monday, Aug. 14

HUDSON, Ohio – Diebold Nixdorf (NYSE:DBD) today confirmed that it has successfully completed its financial restructuring and has emerged from the related Chapter 11 and Dutch proceedings as anticipated per the company’s previous announcement on Aug. 9. New shares in the emerged company can be traded by investors at the market open on the New York Stock Exchange (NYSE) on Monday, Aug. 14 under the symbol “DBD.”

Octavio Marquez, Diebold Nixdorf chairman, president and chief executive officer, said: “This is a landmark day for Diebold Nixdorf and begins a new chapter as we have successfully completed our debt restructuring and emerge as a financially stronger company. Now, we are well-positioned to drive solid performance with an optimized balance sheet, more liquidity and less debt – creating the foundation needed for long-term success. We thank our banking and lending partners for their support through the process. We are very excited about what we will be able to accomplish moving forward, as we deliver best-in-class solutions to our customers and create value for our stakeholders, focused on positioning Diebold Nixdorf for success with continued investments in our people and products.”

Company hosting investor call Monday, Aug. 14

As previously announced, Mr. Marquez and Jim Barna, executive vice president and chief financial officer, will share more information during a conference call with investors Monday, Aug. 14 at 8:00 a.m. ET. The call / webcast and supporting materials are available at https://investors.dieboldnixdorf.com/news-and-events/events-and-presentations/default.aspx. The replay of the webcast can be accessed on the website for up to three months after the call.

Diebold Nixdorf’s common stock that was outstanding prior to the restructuring process was canceled upon the Company’s emergence from the Chapter 11 restructuring process today, and holders thereof will not receive any recovery. In connection with that cancellation, such common stock will be delisted from the Frankfurt Stock Exchange.

About Diebold Nixdorf

Diebold Nixdorf, Incorporated (NYSE:DBD) automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. The company has a presence in more than 100 countries with approximately 21,000 employees worldwide. Visit www.DieboldNixdorf.com for more information.

X: @DieboldNixdorf

LinkedIn: www.linkedin.com/company/diebold

Facebook: www.facebook.com/DieboldNixdorf

YouTube: www.youtube.com/dieboldnixdorf

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